[GOLDEN TELECOM LETTERHEAD]

FOR IMMEDIATE RELEASE

Golden Telecom divests its stake in MCT Corp. for a Cash
Consideration of up to $48 million

MOSCOW, Russia (July 20, 2007). Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), the leading provider of integrated telecommunications and Internet services in the largest population areas throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announces that Golden Telecom sold its stake in MCT Corp. (“MCT”).

The 23% stake in MCT was sold to TeliaSonera for a cash consideration of up to $48 million. Approximately $38 million will be paid at closing with the balance to be paid upon the satisfaction of certain conditions.

Golden Telecom’s investment in MCT had a carrying value of zero in its books and consequently the received amount is expected to be reflected in profit (before taxes) in the 3rd quarter.

Commenting on this Jean-Pierre Vandromme, CEO of Golden Telecom, noted: “Holding a minority stake in MCT was not part of our strategy. Without operational control over its business we could not align their strategy with ours. The proceeds from the sale of our stake in MCT will be used for the financing of our further M&A activities and roll out of FTTB networks in the regions of Russia. Golden Telecom has attained a strong momentum and additional funds will help to facilitate our continued growth”.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc. (NASDAQ: “GLDN”) is the leading provider of integrated telecommunications and Internet services in the largest population areas of Russia and the Commonwealth of Independent States (CIS), with its own facilities and communications infrastructure. The Company offers telephony, data transfer and Internet access services to corporations, operators and private individuals through its existing networks in large cities, including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty and Tashkent, as well as through rented channels and fiber-optic and satellite communications networks, including roughly 293 combined access points in Russia and other CIS countries. The Company also offers mobile communications services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the provisions of the Securities Litigation Reform Act of 1995. Such statements include those on the consideration expected to be paid at closing of the MCT transaction, and the expected use of such amounts, including the financing of further mergers and acquisition activities and the roll out FTTB networks in Russia. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that the MCT transaction does not close or does not close in the manner we anticipate or that we are not able to use the transaction proceeds in the manner we anticipate. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q, periodic reports on Form 8-K filed during 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2006.

To receive supplemental information, please contact:

Public Relations Department:
Lev Chentsov
e-mail: publicrelations@gldn.net
tel.: +7-495-797-9300
fax: +7-495-797-9332

Investor relations Department:
Aleksey Subbotin
e-mail: ir@gldn.net
tel.: +7-495-797-9300
fax: +7-495-797-9331
www.goldentelecom.ru